Exhibit 99.1

Consent to be Named as a Director

In connection with the filing by CytoMed Therapeutics Pte. Ltd. of the Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of CytoMed Therapeutics Pte. Ltd. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 29, 2022	/s/ CHOO Chee Kong
CHOO Chee Kong